Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated November 16, 2011

PowerShares DB German Bund Futures ETN

[GRAPHIC OMITTED]

Description
The PowerShares DB 3x German Bund Futures Exchange Traded Notes (BUNT) and
PowerShares DB German Bund Futures Exchange Traded Notes (BUNL) (collectively, the "PowerShares DB German Bund Futures ETNs," or the "ETNs") are the first exchange- traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a German bond futures index.

The PowerShares DB German Bund Futures ETNs are based on the DB USD Bund
Futures Index (the "Bund Futures Index") which is intended to measure the performance of a long position in Euro-Bund Futures.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD Bund
Futures Index.

The DB USD Bund Futures Index is intended to measure the performance of a long position in Euro-Bund Futures. The underlying assets of Euro-Bund Futures are
Federal Republic of Germany- government issued debt securities ("Bunds") with a remaining term to maturity of not less than 8 years and 6 months and not more than 10 years and 6 months as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns of the relevant futures index with the returns of the TBill index, less investor fees.
Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Fact Sheet Prospectus

Index History

[GRAPHIC OMITTED]

BUNT Index Weights

As Of: 15-Nov-2011
   Contract        Contract Expiry Date  Weight %
EURO-BUND FUTURE   08-Dec-2011 / DEC1     100.0

BUNL Index Weights

As Of: 15-Nov-2011
   Contract        Contract Expiry Date  Weight %
EURO-BUND FUTURE   08-Dec-2011 / DEC1     100.0

(1)ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a combination of three times the monthly returns, for the 3x German Bund Futures
ETNs, or the monthly returns, for the German Bund Futures ETNs, from the Bund
Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the
"T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

BUNT Financial Details

Ticker: BUNT
--------------------------------------------
Last Update               16-Nov-2011
                          09:30 AM
--------------------------------------------
Price                     Not Available
--------------------------------------------
BUNT Index Level*         149.7847
--------------------------------------------
Indicative Intra-day      29.5395
Value**
--------------------------------------------
Last end of day           29.8205
Value***
--------------------------------------------
Last date for end         15-Nov-2011
of day Value
--------------------------------------------
Data Source: www.nyse.com
(Data delayed 20 minutes)
--------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BUNT
*** Last end of day BUNT RP

BUNL Financial Details

Ticker: BUNL
--------------------------------------------
Last Update               16-Nov-2011
                          09:30 AM
--------------------------------------------
Price                     Not Available
--------------------------------------------
BUNL Index Level*         149.7847
--------------------------------------------
Indicative Intra-day      22.8409
Value**
--------------------------------------------
Last end of day           22.9163
Value***
--------------------------------------------
Last date for end         15-Nov-2011
of day Value
--------------------------------------------
Data Source: www.nyse.com
(Data delayed 20 minutes)
--------------------------------------------
* Indicative intra-day and Index closing
** Indicative intra-day value of the BUNL
*** Last end of day BUNL RP

Contact Information

Any questions please call
1-877-369-4617
                                                                               1

PowerShares DB German Bund Futures ETN & Index Data	
Ticker symbols	
German Bund Futures	BUNL
3x German Bund Futures	BUNT
Intraday indicative value symbols	
German Bund Futures	BUNLIV
3x German Bund Futures	BUNTIV
CUSIP symbols	
German Bund Futures	25154W506
3x German Bund Futures	25154W407
Details	
ETN price at inception	$20.00
Inception date	3/22/2011
Maturity date	3/31/2021
Yearly investor fee (BUNL)	0.50%
Yearly investor fee (BUNT)	0.95%
Leverage reset frequency	Monthly
Listing exchange	NYSE Arca
DB USD Bund Futures Index	DBBNBUNL
Issuer	
Deutsche Bank AG, London Branch	
Long-term Unsecured Obligations	

Index history is for illustrative purposes only and does not represent actual PowerShares DB German Bund Futures ETN performance. The inception date of the Bund Futures Index is September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The 3x German Bund Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly. *Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns.* There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to Euro- Bund futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the U.S. or Germany.

The 3x German Bund Futures ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares® is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured - No Bank Guarantee - May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

Copyright © Deutsche Bank A.G. Imprint | Legal Resources | Terms and Conditions

Font Size: a A A